Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

We have audited the accompanying Statements of Revenues and Certain Operating Expenses (the “Statements”) of Surrey Plaza (the “Property”) for the years ended December 31, 2011 and 2010. The Statements are the responsibility of the management of the Property. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K/A of Wheeler Real Estate Investment Trust. Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the Revenues and Certain Operating Expenses of the Property for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 6, 2013

Surrey Plaza

Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2012 (unaudited) and Years ended December 31, 2011 and December 31, 2010

	Nine Months Ended	Years Ended December 31,
	September 30, 2012	2011	2010
	(unaudited)
REVENUES:
Rental Income	$225,149	$269,708	$293,471
Tenant reimbursements and other income	50,027	42,979	49,060

Total Revenues	275,176	312,687	342,531

CERTAIN OPERATING EXPENSES:
Property operating	39,589	58,854	62,649
Real estate taxes	23,432	31,230	31,179
Repairs and maintenance	10,704	10,524	11,329
Other	13,680	21,374	13,710

Total Certain Operating Expenses	87,405	121,982	118,866

Excess of Revenues Over Certain Operating Expenses	$187,771	$190,705	$223,664

See accompanying notes to statements of revenues and certain operating expenses.

Surrey Plaza

Notes to Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2012 (unaudited) and Years ended December 31, 2011 and December 31, 2010

1.	Business

On December 21, 2012, Wheeler Real Estate Investment Trust, Inc., through a subsidiary of Wheeler Real Estate investment Trust, L.P., acquired Surrey Plaza (the “Property”), a 42,680 square foot grocery-anchored shopping center located in Hawkinsville, Georgia for a purchase price of approximately $2.24 million. The property is 100% occupied and is anchored by a Harvey’s Supermarket and a Rite-Aid pharmacy. Harvey’s and Rite-Aid occupy approximately 86% of the total rentable square feet of the center through 10-year leases expiring in January 2018. Harvey’s lease includes three five-year options while Rite-Aid’s lease includes one five-year option.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

Additionally, the unaudited statement of Revenue and Certain Operating Expenses for the nine months ended September 30, 2012 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of September 30, 2012 (unaudited), December 31, 2011 and December 31, 2010:

Tenant	September 30, 2012 (Unaudited)	December 31, 2011	December 31, 2010
Delhaize America, Inc., dba Harveys (“Harveys”)	63.8%	69.1%	63.5%
Rite Aid Corporation	20.3%	21.9%	20.2%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of September 30, 2012 (unaudited), December 31, 2011 and December 31, 2010.

The weighted average remaining lease terms for tenants at the property was 5.44 years as of December 31, 2011. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2011 were as follows:

Years Ending
December 31,
2012	$275,341
2013	291,673
2014	274,534
2015	269,481
2016	268,470
Thereafter	258,010

$1,637,508

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2011 until the date of this report.